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                                                                      EXHIBIT 99

                              FOR IMMEDIATE RELEASE

                                      Contact: Donald J. Radkoski (614) 492-4901
June 5, 2006                               or Tammy Roberts Myers (614) 492-4954

BOB EVANS FARMS ANNOUNCES FOURTH QUARTER AND FISCAL 2006 FINANCIAL RESULTS; MAY SAME-STORE SALES

COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced financial results for the fiscal fourth quarter and year ended April 28, 2006.

         Net sales for the fourth quarter were $397.3 million, a 4 percent increase from $382.6 million in last year's fourth quarter. Net income was $20.5 million, or $0.56 per share on a diluted basis, compared with $5.5 million, or $0.16 per share, a year ago. Excluding the impact of several special items outlined in the financial table below, net income would have been $17.1 million, or $0.47 per share, in the fourth quarter this year.

         For the full year, net sales were approximately $1.6 billion, up 9 percent from fiscal 2005 (sales increased 5 percent when fiscal 2005 sales are normalized for the Mimi's acquisition). Net income for the year was $54.8 million, or $1.52 per share, compared with $37.0 million, or $1.04 per share, the previous year. Excluding the impact of special items, net income would have been $48.1 million, or $1.34 per share, in fiscal 2006.

         Chief Executive Officer Steve Davis said, "The company made significant progress in the second half of fiscal 2006 in improving its financial performance. This progress was achieved despite continued declines in same-store sales at Bob Evans Restaurants, which remain our greatest challenge. We did boost Bob Evans Restaurant margins nicely, without compromising customer satisfaction. Using the fiscal 2006 results as a springboard, our team will work diligently to further improve our financial performance as we are certainly not satisfied with where we are today."

         Overall sales for the quarter in the restaurant segment increased 3 percent, and reported operating income more than tripled. Same-store sales at Bob Evans Restaurants were down 0.9 percent for the quarter, with average menu prices up 2.8 percent. At Mimi's Cafe, same-store sales rose 1.1 percent, with average menu prices up 2.4 percent. For the full year, the segment's total sales increased 9 percent (4 percent when fiscal 2005 sales are normalized for the Mimi's acquisition), and operating income rose 22 percent (11 percent excluding special items).

         Davis said, "Operating margins at Bob Evans Restaurants improved sequentially again in the fourth quarter, continuing the upward trend following our poor performance in the first quarter. Both food and labor costs for the quarter were down significantly from a year ago. However, Bob Evans' average unit sales and profitability remain well below historical levels. In fiscal 2007, we will intensify our focus on driving same-store sales, with some innovative new products -- consistent with our branding -- and stronger marketing programs. At Mimi's, we remain very pleased with the concept's sales volume and consumer acceptance as we enter new regional markets across the United States."

The company also announced today that same-store sales at Bob Evans Restaurants for the fiscal 2007 month of May (the four weeks ended May 26) decreased 1.2 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 3.1 percent. Mimi's Cafe same-store sales for the fiscal 2007 month of May increased 0.3 percent from the same period a year ago. Mimi's average menu prices for the month were up approximately 2.5 percent. Same-store sales are calculated using the 514 Bob Evans Restaurants and 81 Mimi's Cafes that were open at the end of the month and for the full 12 months in both fiscal 2005 and 2006.

         During fiscal 2006, the company opened 20 new Bob Evans Restaurants and 10 Mimi's Cafes, which brought their totals at year-end to 587 and 102, respectively. The company closed 24 underperforming Bob Evans and Owens Restaurants during the year, but expects the number of closings to be much lower in fiscal 2007. While on track to open 14 to 16 Mimi's Cafes, the company is evaluating growth of Bob Evans Restaurants for fiscal 2007 and may open fewer than the 15 previously announced.

         In the food products segment, results for the fourth quarter benefited from continued strong sales momentum and reduced raw material costs in the company's sausage business. Hog costs averaged $37.00 per hundredweight, compared with $49.00 in last year's fourth quarter. Pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 11 percent, with particularly strong growth in refrigerated side dishes. Overall, the segment's sales for the quarter rose 10 percent, and operating income was up 42 percent excluding special items.

         "Looking ahead," Davis concluded, "we believe the company remains well-positioned across its businesses to capitalize on key consumer trends. Americans increasingly are looking for ways to save time and money, and our restaurants and retail products meet those needs with delicious homestyle food at reasonable prices. We have a great base to build upon, with strong regional market shares and excellent consumer awareness of our premium brands, so there are plenty of growth opportunities. By growing sales profitably and improving our returns on investment as we fine-tune our growth strategies, we fully expect to build value for Bob Evans stockholders over time."

         Bob Evans Farms, Inc. owns and operates 587 full-service, family restaurants in 19 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 103 Mimi's Cafe casual restaurants located in 17 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

                         CONSOLIDATED FINANCIAL RESULTS
                       (Thousands, except per share data)

                                             Three Months Ended                   Year Ended
                                        ---------------------------        ---------------------------
                                        April 28,          April 29,        April 28,         April 29,
                                          2006               2005             2006              2005
                                        --------           --------        ----------        ----------
Net Sales
  Restaurant Segment                    $333,389           $324,311        $1,335,741        $1,230,301
  Food Products Segment                   63,949             58,273           249,078           229,894
                                        --------           --------        ----------        ----------
     Total                              $397,338           $382,584        $1,584,819        $1,460,195

Operating Income
  Restaurant Segment                     $21,489             $6,464           $70,497           $57,710
  Food Products Segment                    3,667              5,055            14,860             9,196
                                        --------           --------        ----------        ----------
     Total                               $25,156            $11,519           $85,357           $66,906

Net Interest Expense                      $2,837             $2,897           $11,645            $9,234

Income Before Income Taxes               $22,319             $8,622           $73,712           $57,672

Provisions for Income Taxes               $1,835             $3,095           $18,938           $20,704

Net Income                               $20,484             $5,527           $54,774           $36,968

Earnings Per Share
  Basic                                    $0.57              $0.16             $1.53             $1.05
  Diluted                                  $0.56              $0.16             $1.52             $1.04

Average Shares Outstanding
  Basic                                   35,950             35,373            35,691            35,315
  Diluted                                 36,314             35,610            35,944            35,644

        RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES (UNAUDITED)

                                                       Three Months Ended                      Year Ended
                                                  ----------------------------         --------------------------
                                                  April 28,          April 29,         April 28,         April 29,
                                                    2006               2005              2006              2005
                                                  -------            -------           -------           -------
Operating income, GAAP                            $25,156            $11,519           $85,357           $66,906
Special items                                     (1,769)                  0             3,110                 0
                                                 --------            -------           -------           -------
Operating income, non-GAAP                        $26,925            $11,519           $82,247           $66,906

Net income, GAAP                                  $20,484             $5,527           $54,774           $36,968
Special items                                       3,395                  0             6,680                 0
                                                 --------            -------           -------           -------
Net income, non-GAAP                              $17,089             $5,527           $48,094           $36,968

Basic earnings per share, GAAP                      $0.57              $0.16             $1.53             $1.05
Basic earnings per share, non-GAAP                  $0.48              $0.16             $1.35             $1.05

Diluted earnings per share, GAAP                    $0.56              $0.16             $1.52             $1.04
Diluted earnings per share, non-GAAP                $0.47              $0.16             $1.34             $1.04

Special items impacting operating income:
  Gains on asset sales                             $2,603                               $8,110
  Charge for amortization of investments  (a)     (3,487)                              (3,487)
  Charge for settlement of lawsuit                  (885)                                (885)
  Charge for closing Owens Restaurants                 0                                 (628)
                                                 --------                              -------
                                                 ($1,769)                               $3,110

Special items impacting net income:
  After-tax effect of items listed above         ($1,255)                               $2,030
  Tax benefit of settlement with Ohio  (b)         4,650                                 4,650
                                                 --------                              -------
                                                  $3,395                                $6,680

(a) Represents the charge associated with changing the estimated residual value of investments in income tax credit limited partnerships.

(b) Represents the income tax benefit of a settlement agreement with the State of Ohio related to corporate franchise tax audits of fiscal years 1998-2003.

Note: All items impacting operating income occurred in the restaurant segment except for the amortization charge, which occurred in the food products segment.


         Company executives will discuss the results during a conference call Tuesday, June 6, 2006, at 10 a.m. ET. To listen, call (888) 394-8033 (conference ID number 7440052) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay for 48 hours, beginning Tuesday, June 6, 2006, immediately following the call by calling toll free (877) 519-4471, pin code 7440052. The webcast version will also be archived on the company's Web site.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Statements in this report that are not historical facts are forward-looking statements and are based on current expectations. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
     o    Changing business and/or economic conditions, including energy costs
     o    Competition in the restaurant and food products industries
     o Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation
     o    Changes in the cost or availability of acceptable new restaurant sites
     o Adverse weather conditions in locations where the company operates its restaurants
     o Consumer acceptance of changes in menu, price, atmosphere and/or service procedures
     o Consumer acceptance of the company's restaurant concepts in new geographic areas
     o    Changes in hog and other commodity costs.

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Additional discussion of these factors is included in the company's periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.